EXHIBIT 12.1

                    TRITON ENERGY LIMITED AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIOS)
                                 (UNAUDITED)



                                                                                SEVEN MONTHS
                                                     YEAR ENDED                 ENDED
                                                     DECEMBER 31,               DEC. 31,        YEAR ENDED MAY 31,
                                                     -------------------------                  --------------------------------
                                                              1996       1995            1994                  1994        1993
                                                     --------------  ---------  --------------  --------------------  ----------

Fixed charges, as defined (1):
    Interest charges                                 $      43,884   $ 41,305   $      20,285   $            26,951   $  16,336
    Preferred dividend requirements of
      subsidiaries adjusted to pre-tax basis                   ---        ---             ---                   364       1,551
                                                     --------------  ---------  --------------  --------------------  ----------
        Total fixed charges                          $      43,884   $ 41,305   $      20,285   $            27,315   $  17,887
                                                     --------------  ---------  --------------  --------------------  ----------

Earnings, as defined (1) (3):
  Earnings (loss) from continuing operations
     before income taxes, minority interest,
     extraordinary item and cumulative effect of
     accounting change                               $      20,945   $ 16,600   $     (22,834)  $           (23,104)  $(147,445)
  Fixed charges, above                                      43,884     41,305          20,285                27,315      17,887
  Less interest capitalized                                (27,102)   (16,211)        (11,833)              (16,863)     (6,407)
  Plus undistributed (earnings) loss of affiliates            (118)     2,249           4,102                  (645)      3,012
  Less preferred dividend requirements of
    subsidiaries adjusted to pre-tax basis                     ---        ---             ---                  (364)     (1,551)
                                                     --------------  ---------  --------------  --------------------  ----------
                                                     $      37,609   $ 43,943   $     (10,280)  $           (13,661)  $(134,504)
                                                     --------------  ---------  --------------  --------------------  ----------

RATIO OF EARNINGS TO FIXED CHARGES (2) (3)                     0.9        1.1             ---                   ---         ---
                                                     --------------  ---------  --------------  --------------------  ----------






                                                     YEAR ENDED
                                                       MAY 31,
                                                     ---------
                                                         1992
                                                     ---------

Fixed charges, as defined (1):
    Interest charges                                 $ 11,066
    Preferred dividend requirements of
      subsidiaries adjusted to pre-tax basis            1,780
                                                    ---------
        Total fixed charges                          $ 12,846
                                                     ---------

Earnings, as defined (1) (3):
  Earnings (loss) from continuing operations
     before income taxes, minority interest,
     extraordinary item and cumulative effect of
     accounting change                               $(87,124)
  Fixed charges, above                                 12,846
  Less interest capitalized                            (6,529)
  Plus undistributed (earnings) loss of affiliates      2,558
  Less preferred dividend requirements of
    subsidiaries adjusted to pre-tax basis             (1,780)
                                                     ---------
                                                     $(80,029)
                                                     ---------

RATIO OF EARNINGS TO FIXED CHARGES (2) (3)                ---
                                                     ---------



(1) Earnings include the Company's equity in the losses of an affiliate whose debt was guaranteed by the Company. Related interest charges for the year ended May 31, 1992 of $819,000 were excluded from fixed charges due to the improbability that such guarantees would be honored.

(2) Earnings were inadequate to cover fixed charges for the year ended December 31, 1996 by $6,275,000, for the seven months ended December 31, 1994 by $30,565,000, and for the years ended May 31, 1994, 1993 and 1992 by $40,976,000, $152,391,000 and $92,875,000, respectively.

(3) Earnings reflect nonrecurring writedowns and loss provisions of $46,153,000 and $1,058,000 for the years ended December 31, 1996 and 1995,
$984,000 for the seven months ended December 31, 1994, and $45,754,000, $99,883,000 and $48,805,000 for the years ended May 31, 1994, 1993 and 1992, respectively. Nonrecurring gains from the sale of assets and other gains aggregated $22,189,000, $13,617,000 and $56,193,000 for the years ended December 31, 1996 and 1995, and May 31, 1994, respectively. The ratio of earnings to fixed charges if adjusted to remove nonrecurring items, would have been 1.4 and 0.8 for the years ended December 31, 1996 and 1995, respectively.
 Without nonrecurring items, earnings would have been inadequate to cover fixed charges for the year ended December 31, 1995 by $9,921,000, for the seven months ended December 31, 1994 by $29,581,000, and for the years ended May 31, 1994, 1993 and 1992 by $51,415,000, $45,183,000 and $32,301,000,
respectively.